Exhibit 99.2

FOR IMMEDIATE RELEASE

 Global Net Lease Provides Update on NYSE Listing

New York, New York, May 29, 2015 – Global Net Lease, Inc. (“GNL”) (formerly known as American Realty Capital Global Trust, Inc.) today announced that it expects to list its shares of common stock and begin trading on the New York Stock Exchange (“NYSE”) under the ticker “GNL” next week. GNL also announced that its board of directors has approved a new management agreement that will be filed prior to the listing of GNL’s shares on the NYSE.

Sue Perrotty, GNL’s Non-Executive Chair of the Board, commented, “A special committee of the board, comprised solely of its independent directors, worked diligently with its financial advisors and external counsel to complete a new management agreement that will not only provide long-term economic benefits to GNL’s stockholders, including lower fees, but will also insure the continuity of experienced management, as well as further align the interests of stockholders and the manager.”

Scott Bowman, GNL’s Chief Executive Officer, commented, “Our listing on the NYSE represents an important milestone for GNL and all its stockholders. GNL has acquired over 300 properties across the U.S. and Europe since inception. Moreover, GNL continues to build on its success by executing on its global corporate sale-leaseback strategy. With GNL well-positioned for additional growth, we believe we have the right strategy and experienced management team to drive momentum and capitalize on what we believe are exceptional global opportunities for our investors.”

As previously announced, GNL intends to launch a tender offer in conjunction with the listing to purchase up to $125 million of its shares of common stock at $10.50 per share.

Completion of the listing is contingent on GNL’s continued compliance with all applicable listing standards on the date it begins trading on the NYSE. There can be no assurance that GNL’s shares of common stock will be listed on the NYSE.

Pre-Commencement Communications

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The tender offer referred to above will be made only pursuant to an offer to purchase, letter of transmittal and related materials the company intends to distribute to its stockholders and file with the SEC. The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will become available to stockholders upon commencement of the tender offer.

Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by GNL with the SEC at the Commission’s website at www.sec.gov. Stockholders also may obtain a copy of these documents, free of charge, from GNL when the materials become available.

About Global Net Lease, Inc.

Global Net Lease, Inc. is a Maryland real estate investment trust (REIT) focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across Western Europe and the United States. Additional information about GNL can be found on its website at www.arcglobaltrust.com. Following the listing, GNL will have a new website available at www.globalnetlease.com where additional and updated information can be found.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K filed on April 3, 2015. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCwork tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations ABackman@arlcap.com (917) 475-2135	Scott J. Bowman Chief Executive Officer Global Net Lease, Inc. SBowman@arlcap.com (917) 475-2216